Exhibit 99.2

SANUWAVE HEALTH, INC.

CONFERENCE CALL TO DISCUSS 2016 FINANCIAL

RESULTS AND PROVIDE A BUSINESS UPDATE

Tuesday, April 4, 2017

10:00 a.m. Eastern Time

Operator

Welcome to the SANUWAVE Health Inc.’s 2016 financial results and business update conference call. At this time, all participants are in listen only mode. Following management’s prepared remarks we will hold a Q&A session. To ask a question please press star followed by one on your touchtone phone.

If anyone has difficulty hearing the conference please press star zero for operator assistance. As a reminder, this conference is being recorded. I would now like to turn the conference over to Lisa Sundstrom, SANUWAVE’s Chief Financial Officer, please go ahead.

Lisa Sundstrom

Good morning. We appreciate your interest in SANUWAVE and in today’s call.

SANUWAVE will now provide an update of our most recent activities as our 2016 annual financial results. Our Annual Report on Form 10-K was filed with the SEC on March 31, 2017. If you would like to be added to the Company’s distribution list, please call SANUWAVE at (770) 419-7525 or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE.

We encourage you to review the Company’s filings with the Securities and Exchange Commission including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, April 4, 2017. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I would like to turn the call over to our Chairman of the board, Kevin Richardson.

Kevin Richardson

Thank you, Lisa.

Let me start by saying 2016 was the most eventful year in SANUWAVE’s history. The journey we have been on has been one of fits and starts and optimism and disappointment, but the one thing everyone involved with the company feels collectively is we see the light at the end of the tunnel and we are fast approaching that point where great things take hold. On the call today is Lisa Sundstrom our CFO, Pete Stegagno our head of regulatory and manufacturing, Iulian Cioanta head of R&D and technology, and our newest addition Andre Mouton head of international relations and sales. The format of the call will be consistent with past calls. Lisa will review financial, Pete will update on manufacturing and the FDA, Andre will speak about international business and I will conclude with a look back on 2016 and our goals for 2017.

To recap 2016 let me first list our accomplishments

●

International revenues grew 40% and we ended up shipping twice the number of devices in 2016 as we did in 2015. This was due to our renewed focus on international customers which we began early last year. Andre will have more on this later, but the momentum is continuing to build for 2017.

●	We successfully submitted a de novo petition for the dermaPACE device in Q3. Pete will update you more on our communications with the FDA and why we remain confident of an approval this year.
●	We increased the number of patents received and/or applied for from 53 to 66.
●	We increased the number of universities, colleges, and corporations we are doing research with from 3 to 7 and that number continues to grow.
●	We reduced the cost of our device through innovation by 18%.
●

We added Mike Stolarski as a board member. Mike runs Premier Shockwave, the largest provider of orthotripsy shockwave services in the US. Has a deep and intimate knowledge of the shockwave universe and his company has treated well over 50,000 patients over the past decade.

I will now turn it over to Lisa to discuss the financials

Lisa Sundstrom

Thank you, Kevin.

Revenues for 2016 were $1.4 million, an increase of $410,000, or 43%, from the prior year. Our revenues resulted primarily from sales in Europe, Asia and Asia/Pacific of our orthoPACE and dermaPACE devices and related applicators. The increase in revenue for 2016 is primarily due to an increase in sales of orthoPACE devices in the Asia/Pacific region and the European Community, as compared to the prior year, as well as higher sales of new and refurbished applicators.

Research and development expenses for 2016 were $1.1 million, a decrease of $1 million, or 48%, from the prior year. The decrease in 2016 was a result of lower consultant expenses related to the calculation and analysis of the data that was performed in late 2015 and early 2016. In addition, there were no expenses in 2016 related to the clinical trial as that was completed in 2015.

General and administrative expenses for 2016 were $2.7 million, a decrease of $61,000, or 2% from the prior year. The decrease for 2016 was primarily due to reduced salary, benefits and travel expenses. This decrease was partially offset by increased consulting expenses related to potential commercialization of dermaPACE and increased accounting fees in 2016 related to consulting on complex financial transactions and SEC registration filings.

Net loss for 2016 was $6.4 million, or ($0.08) per share, compared with a net loss of $4.8 million, or ($0.08) per share in 2015, an increase in the net loss of $1.6 million, or 34%. The increase in the net loss for 2016 was a result of increased non-cash expense for the valuation of outstanding warrants and was partially offset by the reduced operating expenses in 2016 which I just discussed.

Looking at cash flows, as of December 31, 2016, we had cash on hand of $134,000, compared with $153,000 at December 31, 2015. Net cash used by operating activities was $3.2 million for 2016, compared with $3.5 million for 2015. The decrease for 2016 in cash used for operations was primarily due to lower operating expenses in 2016.

We continue to project that our cash burn-rate from operations will be approximately $175,000 to $225,000 per month in 2017 as we continue to expand our international markets, prepare for the commercialization of dermaPACE and continue research and development of non-medical uses of our technology.

Now, let me turn the call to Pete Stegagno for a regulatory and manufacturing update.

Pete Stegagno

Good morning, everyone. Last July, SANUWAVE announced that it had submitted to the US Food and Drug Administration (FDA) a de novo petition requesting agency review and classification of the dermaPACE device for treating diabetic foot ulcers as a Class II device. SANUWAVE believes that the dermaPACE device should appropriately be considered for classification into Class II as there is no legally marketed predicate device and there is not an existing Class III classification regulation, or one or more approved. Through the course of 2 trials, 336 patients were randomized in double-blind, parallel group, sham-controlled, multi-sensor 24-week pivotal clinical trials that were designed to quantify the safety and effectiveness of non-invasive procedures with the dermaPACE.

Through our consultants, SANUWAVE has been in communication with FDA, providing additional information per their requests pertaining to various, and numerous, aspects of the clinical and technical information provided them in the de novo petition. SANUWAVE has been asked by some of you: “When do you expect an answer?”. That is difficult to say. Unlike the PMA or 510(k) process in which FDA is under strict time guidelines to provide feedback, there is no comparable requirement on FDA in the de novo process for providing such feedback. However, we have been promptly replying to all FDA requests for additional information and we still anticipate a final decision later in 2017.

On the continuing clinical work involving dermaPACE, our Australian distributor has collaborated with researchers in Melbourne on a series of case studies using dermaPACE to treat Venous Leg Ulcers (VLUs). We know that the work is wrapping up and the researchers have been pleased with the results. SANUWAVE is anticipating formal feedback from the researchers in Q2. On the other side of the world, our Belgian distributor is collaborating with a leading university in Brussels to further the understanding of dermaPACE impact on treating Diabetic Foot Ulcers (DFUs); extending the treatment to the home environment. The prospects of this are exciting since successful results can expand the business models associated with dermaPACE. In addition, this work will help provide further in-country clinical evidence towards possible reimbursement increases. In South Korea, our distributor is doing similar work using dermaPACE, supplying Korean KOLs with devices to help gain acceptance of the device for treating DFUs. SANWUAVE’s devices are the only ESWT devices approved for treating DFUs in South Korea. With anticipated government approval for paying for ESWT DFU procedures, we are anticipating a rapid expansion of acceptance of our devices beginning later in Q2 and especially in the second half of 2017.

Here in the United States, we are in the early stages of planning a clinical trial with Dr. Robert Galiano of Northwestern University using dermaPACE in the reduction of post-operative scarring. This is an exciting area of research, as the potential for dermaPACE to reduce unsightly scarring after surgery can lead to an area currently not touched by medical devices. Additionally, SANUWAVE is working with Dr. Maria Siemionow to perform animal studies to further our understanding of dermaPACE’s mechanism of action in regard to vascularization. Such understanding will help us to continue to design innovative human clinical trials which in turn will help us to expand our current indications for use.

SANWUAVE is also pleased to have Dr. Wang and Dr. Siemionow back as science advisors.  I’ve just touched on our work with Dr. Siemionow. Dr. Wang is probably the pre-eminent researcher in the ESWT field and has provided SANUWAVE with invaluable clinical work in both dermatalogic and orthopedic areas. Dr. Wang has opened a state-of-the-art research facility in Taipei for the advancement of ESWT applications. SANUWAVE is making plans to visit Dr. Wang at his research facility in May to begin the process of continued collaboration in dermaPACE and orthoPACE research.

With that said, I’ll turn it over to Andre Mouton to provide an international business update.

Andre Mouton

Good morning, everyone.

I have been working with SANUWAVE since August 2016 and am very happy to be a member of the team. I have been focusing on new markets and getting up to speed on our existing markets.

International

●

The international focus will be to maximize findings and experiences where we are strong in sales already and to adapt future strategy to that. We are also in the process of reviewing specific markets to ensure we have the correct relationship within that specific market and to address the exact market needs per country. Certain market related factors affect the behavior of the distributors and we must ensure we streamline our product delivery in a fashion that is complimentary to that need.

●	We have shipped 45 machines in 2016 vs. 16 in 2015 and 11 in 2014
●	Procedures are now being performed in over 15 countries

Existing markets

o

South Korea is a large market for us and currently the market conditions caused by the political turmoil is affecting us.  This has affected our planned Q1 shipments, but the full year is still expected to exceed 2016.  This is due mainly to KOVE, our distributor receiving reimbursement in Q2 for wound care.  We expect strong performance picking up in late Q2. We are in daily communication with the team to ensure we assist and help where possible.

o

We have reworked our relationships in Europe to ensure we streamline refurbishments going forward and are enhancing our focus with the identified distributor for Europe in Belgium.  They have launched a clinical study for wounds which will assist going forward.  We will be at the EUMA conference in May and hope to see the momentum from Medica continue with new regions and new shipments.  Italy is separate and has had continued success and is in fact utilizing a mobile model, think dermaPACE on a Vespa.

o

Australia completed their critical VLU (venous leg ulcer) study in February and results will be published this summer.  The results are positive and we anticipate this will be used to help carry momentum in that market.

o	Canada was a disappointment so we have now changed distributors with a group who has strong relations and connections and we expect to see an uptick later this year.

New markets

o

The key focus for expansion will be South East Asia and neighboring countries closer to South Korea. These markets have shown similarities with the business model and methodology the Korean distributer has been successful with and it was a logical next step given the experience I bring on board with the group.

o

We expect to sign 3-5 new regions in the second quarter.  We have been diligently working on standardizing our process for screening and on-boarding new distributors.  The regions we are focused on take one of 3 types of relationship normally:

■	Distributor where they effectively resell our product
■	JV where we share in the profits of the region, but also share some costs
■	Exclusivity where we effectively sell off a region for up-front cash in exchange for long term low pricing and support. Like the well-known OEM scenario.
o

We currently have discussions with companies under all three types of deals in the following regions: N. America, S. America, UK, E. Europe, Scandinavia, Asia, and the Middle East.  Our goal is to add 7-10 territories this year, with 3-5 occurring in Q2.

o	We have signed NDA’s with various distributors covering Taiwan, Indonesia, Vietnam and are in the process of finalizing documents with Thailand, Malaysia and Singapore.
o	We have final stage approval documents via our identified distributor in Romania.
o	Africa is being targeted via South Africa with signed NDA’s in place with approved distributors.
o	We have added more interested parties in the Middle East to our historical associates with new groups in Saudi Arabia and Dubai, with very strong government and private healthcare knowledge.
o

Ongoing analysis and adaptations are happening in Europe via our current partners with new markets and distributors being explored. We shall have an identified target and country list for follow up after the conference in May.

o	North America currently has a Canada focus with two groups in active discussions for representation rights in different market segments.
o	We are also addressing the need for specific continent refurbishment centers within these areas as a separate business model add on.

Typical projected revenue stream

●

As we add new companies they must purchase initial devices, both demo and clinical. As a team, we then work with them on identifying and retaining an in-country Key Opinion Leader (KOL), as we have found local experts are the best sales people.

●

This clinical “test it out” period lasts 3-9 months, then we can assist on a full-fledged product launch.  It is important to note the lead time between signing a country and sizeable revenue increases is about 9 months.

●	This is exactly what happened in S. Korea and what we plan to replicate across the globe

I will now turn it back to Kevin for concluding remarks.

Kevin Richardson

Thanks Andre and the team.

Well, as you just heard 2016 was a really good year for SANUWAVE and it set the stage for further growth in 2017 and beyond.

Not to beat a dead horse but here is what we accomplished in 2016 and I will finish with our goals for 2017

-	Denovo application submitted to FDA
-	Re-engineered international focus which led to record growth
-	Patent portfolio over 66 issued or pending
-	Partnerships with 7 colleges and institutions
-	Product approved in S. Korea
-	VLU study completed in Australia with u. Melbourne
-	Met with every distributor and interviewed many new potentials
-	Hired new head of international
-	Added new board member
-	Re-established science advisory board

What should investors expect in 2017

-	Anticipated FDA approval later this year
-	Record sales internationally
-	7-10 new regions/countries added, with minimum of 20 new devices sold
-	4-5 publications or posters in 2017
-	Expansion of board of directors from 4 to 7
-	Expansion of science advisory board from 2 to 5
-	Launch clinical work domestically in new tangential areas for growth
-	At least one new non-medical partner producing revenue by year end
-	A larger presence in the wound care community as we build the Brand

Let’s turn it over to Q&A at this time.

Operator….

Operator

Q&A.

I will now turn the call back to Mr. Kevin Richardson for closing remarks.

Kevin Richardson

Thanks to everyone for joining, if you need anything, check the website or call us directly and we will try to assist. Also, anyone in the Suwanee, GA area wanting to visit, please call and we can arrange a tour.